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                                                                     EXHBIT 99.3

                                                     DISCOVERY LABORATORIES, INC


FOR IMMEDIATE RELEASE
---------------------

                                        Contact:
                                        James S. Kuo, M.D.
                                        President and Chief Executive Officer
                                        Discovery Laboratories, Inc.
                                        (212) 223-9504

                                        Dian Griesel, Ph.D.
                                        The Investor Relations Group, Inc.
                                        (212) 664-8489

    DISCOVERY LABORATORIES, INC. ANNOUNCES COMPLETION OF MERGER WITH ANSAN
                             PHARMACEUTICALS, INC.


New York, New York, November 25, 1997 - Discovery Laboratories, Inc. announced today that it has completed its merger with Ansan Pharmaceuticals, Inc. (Nasdaq:
ANSN). Shareholders of Discovery will be issued securities representing approximately 92% of the stock of the combined entity on a fully diluted basis (exclusive of certain outstanding warrants). The newly formed company will assume the name Discovery Laboratories, Inc. As of October 31, 1997, Discovery, Acute Therapeutics, Inc. (a majority-owned subsidiary of Discovery) and Ansan had cash on hand of approximately $13 million. The new Nasdaq stock symbol, which is expected to be effective as of Monday, December 1, 1997 will be DSCO. Following the closing of the merger, the combined company effected a 1-for-3 reverse split of its common stock and warrants.

Dr. James S. Kuo, President and CEO of the combined company stated, "We are tremendously excited about the strengthening of our product portfolio through this merger with Ansan. We are continuing to review the development programs on the technologies we have acquired from Ansan, namely, Apafant Injection for acute pancreatitis and AN10 Topical for chemotherapy induced hair loss." Dr. Kuo further stated, "We remain positive about our existing programs and will continue developing them either alone or with partners. Presently, an IND has been filed to permit the initiation of a Phase I clinical trial for ST-630, a novel vitamin D analog for post-menopausal osteoporosis. ST-630 is also the subject of a Phase II equivalent trial in Japan by two Japanese pharmaceutical companies. Surfaxin(TM) is presently in a Phase Ib trial for adult respiratory distress syndrome and a Phase II trial for meconium aspiration syndrome, and had a Phase II trial completed in infant respiratory distress syndrome by Johnson & Johnson prior to the licensure of the technology. SuperVent(TM), an aerosolized therapy for cystic fibrosis, is currently in a Phase I/II trial."

Vaughan Shalson, formerly President and CEO of Ansan, has been named to the Board of Directors of the combined company. Commenting on the merger, Mr. Shalson noted that both Ansan and Discovery have focused on adding value in the clinical development of drugs, rather than in early research. "In combining the pipeline of drug products of the two companies," said Mr. Shalson, "we hope to mitigate some of the risks inherent in drug development. Moreover, with the combination of corporate infrastructure, management and financial resources, we expect to achieve measurable economies of scale and operational efficiencies."

Discovery Laboratories, Inc. is a New York based development stage pharmaceutical company that is clinically developing proprietary pharmaceuticals to treat post-menopausal osteoporosis, adult respiratory distress syndrome, meconium aspiration syndrome and cystic fibrosis. Discovery's strategy is to accelerate and lower the risk of drug development by acquiring and developing proprietary pharmaceuticals for which significant animal or human testing has already been completed. In addition, Discovery seeks to minimize the cost of drug development by outsourcing preclinical development and manufacturing. Hospital based pharmaceuticals are developed at Discovery's majority-owned privately held subsidiary, Acute Therapeutics, Inc., located in Doylestown, PA. More information about Discovery is available on the company's web site at" ww.discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant tot he safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies.
Those associated risks and others are further described in the Company's filings with the Securities and Exchange Commission.